UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 25, 2016
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 25, 2016, the Board of Directors (the “Board”) of Ciber, Inc. (the “Company”) adopted Amended and Restated Bylaws of the Company. The Amended and Restated Bylaws provide for a majority voting standard in uncontested elections.

Under the majority voting provision in the Amended and Restated Bylaws, which is effective immediately and applies to all future elections, in an uncontested election, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the votes cast “against” that nominee. To address a situation under Delaware law where a director would otherwise remain on the Board until his or her successor is elected and qualified, the Amended and Restated Bylaws require each director nominee to submit an irrevocable resignation in advance of the stockholder vote. The resignation would be contingent upon both the nominee not receiving the required vote for reelection and acceptance of the resignation by the Board, pursuant to its policies. Previously, under the plurality standard that applied to all elections prior to the adoption of the Amended and Restated Bylaws, candidates that received the most votes were elected, regardless of whether or not the number of votes “for” such nominee constituted a majority. Under the Amended and Restated Bylaws, in contested elections, when the number of nominees exceeds the number of directors to be elected, the plurality voting standard still will apply.

The terms of the Amended and Restated Bylaws described herein are only summaries. In addition to the changes described above, the Amended and Restated Bylaws also include certain non-substantive changes. The foregoing description of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

The Company also issued a press release regarding the Amended and Restated Bylaws. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amended and Restated Bylaws of Ciber, Inc.
99.1	Press Release dated January 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: January 26, 2016	By:	/s/ M. Sean Radcliffe
M. Sean Radcliffe
General Counsel and Secretary